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Meritor Announces Leadership Transition

Jay Craig, CEO and President, to Become Executive Chairman of the Board; Chris Villavarayan, Executive Vice President and Chief Operating Officer, to Become CEO

William R. Newlin to Become Lead Director

TROY, Mich., (November 5, 2020) – Meritor, Inc. (NYSE: MTOR) (the “Company” or “Meritor”) today announced that Jay Craig, chief executive officer and president, will transition to the role of executive chairman of the Board of Directors on February 28, 2021. Chris Villavarayan, executive vice president and chief operating officer, has been selected to succeed Mr. Craig as chief executive officer and president at that time and will also join the company’s board. Meritor’s current chairman, William R. Newlin, will become lead director of the Board as part of this transition plan.

“On behalf of the entire Board, I would like to thank Jay for his stewardship and commitment to Meritor,” Newlin said. “Under Jay’s leadership, Meritor has expanded its product portfolio, strengthened its financial foundation and delivered significant value to shareholders. We look forward to his ongoing contributions as executive chairman of the board. As Jay transitions to his new role, we are fortunate to have Chris, who has overseen global operations for the company, in addition to product and customer strategy and supplier relationship management, step in as CEO to help usher in the next phase of growth and innovation.”

“With our M2022 plan well underway, now is an ideal time to begin a leadership transition,” said Craig. “Chris has been an integral member of our leadership team and my partner in executing successful M2016 and M2019 plans. I am confident he will build upon Meritor’s long track-record of serving customers, driving shareholder value and supporting our global employees. I am excited to continue working closely with Chris and supporting Meritor’s ongoing success as executive chairman.”

Craig continued, “It has been an honor to lead Meritor and I am humbled by the team’s unwavering commitment to our strategic direction. We remain steadfast in our drive for innovation and superior customer service.”

Villavarayan said, “I am deeply honored to assume the CEO role and am energized by the opportunities to advance our technology leadership in the commercial vehicle market. Over the last 20 years at Meritor, I have worked alongside some of the best and most innovative talent in the industry. I would like to thank Jay for his guidance and support and the board for placing its trust in me. I look forward to building on the successful “M” plans and continuing to partner with Jay and the Board, the leadership team and our employees to further solidify Meritor’s leadership position in our traditional businesses, while also investing in future technologies, such as electric drivetrains.”

About Chris Villavarayan

Chris Villavarayan joined Meritor in June 2000, and currently serves as executive vice president and chief operating officer where he has global operating responsibility for both of Meritor's business segments, Global Truck and Aftermarket & Industrial and Trailer. Prior to that, he served as senior vice president and president of Meritor's Global Truck segment since January 2018.

Before being appointed senior vice president and president of Meritor's Global Truck segment, Villavarayan served as president of Truck Americas, responsible for Meritor's Commercial Truck, Defense and Specialty businesses in North and South America. He also had responsibility for Meritor's Global Components Engineering, Product Validation and Materials Engineering, as well as Engineering and Program Management. Also at Meritor, he served as vice president of Global Manufacturing and Supply Chain Management and managing director for Meritor's operations in India, leading Meritor Heavy Vehicle Systems (India) Ltd.

Villavarayan holds a Bachelor of Science in engineering from McMaster University in Hamilton, Ontario, Canada.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 7,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.